CONSENT AND FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS CONSENT AND FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT (this “Agreement”) is dated as of August 7, 2013, by and among CYTOMEDIX, INC., a Delaware corporation (“Cytomedix”), CYTOMEDIX ACQUISITION COMPANY, LLC, a Delaware limited liability company (“Acquisition”), ALDAGEN, INC., a Delaware corporation (“Aldagen”, and collectively with Cytomedix and Acquisition, the “Borrowers”), MIDCAP FUNDING III, LLC, a Delaware limited liability company in its capacity as agent (“Agent”) for the lenders under the Credit Agreement (as defined below) (“Lenders”), and the Lenders.

W I T N E S S E T H:

WHEREAS, Borrowers, Lenders and Agent are parties to that certain Credit and Security Agreement, dated as of February 19, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings given to them in the Credit Agreement except as otherwise expressly defined herein), pursuant to which Lenders have agreed to provide to Borrowers certain loans and other extensions of credit in accordance with the terms and conditions thereof; and

WHEREAS, pursuant to Section 7.1 of the Credit Agreement, Borrowers have requested that Agent and Lenders consent to the licensing of certain Material Intellectual Property to Arthrex, Inc. pursuant to that certain Distributor Agreement and License, dated as of August 7, 2013 between Borrower and Arthrex, Inc., as distributor, in the form attached hereto as Exhibit A (the “Arthrex License Agreement”), and Agent and Lenders are willing to grant such consent subject to, and in accordance with, the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrowers, Lenders and Agent hereby agree as follows:

1.     Acknowledgment of Obligations. Borrowers hereby acknowledge, confirm and agree that all Term Loans made prior to the date hereof, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges owing by Borrowers to Agent and Lenders under the Credit Agreement and the other Financing Documents, are unconditionally owing by Borrowers to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally.

2.     Consent.

(a)    License Agreement. Notwithstanding anything to the contrary in the Credit Agreement and/or any of the other Financing Documents and subject to the terms and conditions of this Agreement, including, without limitation, Section 7 of this Agreement, Agent and Lenders hereby consent to the licensing of certain Material Intellectual Property to Arthrex, Inc. pursuant to and in accordance with the terms of the Arthrex License Agreement, so long as no Default or Event of Default has occurred and is continuing or, after giving effect to this Agreement, would result and provided that Borrowers shall not be permitted to amend the Arthrex License Agreement or Arthrex License Documents, if any, or enter into any other agreements that have the effect of modifying the terms of the Arthrex License Agreement without the prior written consent of Agent and Lenders.

3.      Amendments to Credit Agreement. Subject to the terms and conditions of this Agreement, including, without limitation, the conditions to effectiveness set forth in Section 7 below, the Credit Agreement shall be amended as follows:

(a)    Section 6.15 of the Credit Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following new Section 6.15 to read in its entirety as follows:

“6.15 Minimum Sales. Borrower shall not permit its net sales as of any Testing Date to be less than the minimum amounts set forth on Schedule 6.15, opposite such Testing Date set forth on such Schedule 6.15”

(b)    Section 6.16 of the Credit Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following new Section 6.16 to read in its entirety as follows:

“6.16 [Reserved].”

(c)    The Credit Agreement is hereby amended by inserting the following new Section 6.17 to read in its entirety as follows:

“6.17 Arthrex Royalty Payments. Borrower shall not permit the Arthrex Royalty Payments paid to Borrower under and pursuant to the Arthrex License Agreement for any specified Arthrex Testing Period (as set forth on Schedule 6.17) as of any Arthrex Testing Date (as set forth on Schedule 6.17) to be less than the minimum amounts set forth on Schedule 6.17, opposite such Arthrex Testing Date as set forth on such Schedule 6.17.”

(d)    The Credit Agreement is hereby further amended by inserting the following new Section 6.19 to read in its entirety as follows:

“6.19 Arthrex Deposit Account; Procedures for Arthrex Royalty Payments. By not later than September 6, 2013, 2013, Borrower shall deliver to Agent a Control Agreement with respect to the Arthrex Deposit Account, duly executed and delivered by the applicable Borrower and Arthrex Bank. Borrower shall deposit all Arthrex Royalty Payments paid to Borrower under and pursuant to the Arthrex License Agreement into the Arthrex Deposit Account. Two (2) Business Days after an Arthrex Royalty Payment for the applicable Arthrex Testing Period (as set forth on Schedule 6.17) has been deposited in the Arthrex Deposit Account, provided that no Default or Event of Default has occurred and is continuing, Borrower shall be permitted to request in writing that Agent transfer the Arthrex Royalty Payments made during any such applicable Arthrex Testing Period (as set forth on Schedule 6.17), and within two (2) Business Days of such written request, Agent shall transfer the Arthrex Royalty Payment to Borrower for the immediately preceding quarter from the Arthrex Deposit Account into the Designated Funding Account.”

(e)    Section 10.1 of the Credit Agreement is hereby amended by deleting clause (e) of such section in its entirety and substituting in lieu thereof the following new clause (e) to read in its entirety as follows:

“(e) (A)(i) any Credit Party or counterparty defaults under any Material Agreement (after any applicable grace period contained therein), (B) a Material Agreement shall be terminated by a third party or parties party thereto prior to the expiration thereof, (C) there is a loss of a material right of a Credit Party under any Material Agreement to which it is a party or (D) any Credit Party fails to receive any payment owing to it, when due under any Material Agreement, (ii) (A) any Credit Party fails to make (after any applicable grace period) any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness (other than the Obligations) of such Credit Party or such Subsidiary having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than Fifty Thousand Dollars ($50,000) (“Material Indebtedness”), (B) any other event shall occur or condition shall exist under any contractual obligation relating to any such Material Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (without regard to any subordination terms with respect thereto), the maturity of such Material Indebtedness or (C) any such Material Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, (iii) any Credit Party defaults (beyond any applicable grace period) under any obligation for payments due or otherwise under any lease agreement for such Credit Party’s principal place of business or any place of business that meets the criteria for the requirement of an Access Agreement under Section 7.2 or for which an Access Agreement exists or was required to be delivered, (iv) (A) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any Subordination Agreement, (B) the occurrence of any event requiring the prepayment of any Subordinated Debt or (C) the delivery of any notice with respect to any Subordinated Debt or pursuant to any Subordination Agreement that triggers the start of any standstill or similar period under any Subordination Agreement, or (v) any Borrower makes any payment on account of any Indebtedness that has been subordinated to any of the Obligations, other than payments specifically permitted by the terms of such subordination;”

(f)    Section 15 of the Credit Agreement is hereby amended by deleting the definitions of “Material Agreement” and “Maturity Date”, in each case in its entirety, and substituting in lieu thereof the following new definitions to read in their entirety as follows:

“‘Material Agreement’ means (i) the agreements listed in the Disclosure Schedule, (ii) the Arthrex License Agreement and Arthrex License Documents, (iii) each agreement or contract to which a Credit Party is a party involving the receipt or payment of amounts in the aggregate exceeding One Hundred Thousand Dollars ($100,000) per year (excluding (a) any agreement or contract that involves payment by the Borrower to another party for materials or supplies (but, for the avoidance of doubt, not equipment) and services in the ordinary course of business, but specifically including all such agreements relating to licensure of Intellectual Property and (b) employment offers or employment agreements), (iv) all lease or other occupancy agreements for the principal office or any other business location of Borrower or its Subsidiaries, and (v) any agreement or contract to which such Credit Party or its Subsidiaries is a party the termination of which could reasonably be expected to result in a Material Adverse Change.”

“‘Maturity Date’ means, (i) if the Subsequent Equity Event has occurred, August 19, 2016 or (ii) if the Subsequent Equity Event has not occurred, February 19, 2016.”

(g)    Section 15 of the Credit Agreement is hereby further amended by inserting the following new definitions in appropriate alphabetical order:

“‘Arthrex’ means Arthrex, Inc.”

“‘Arthrex Bank’ means the depository institution where the Arthrex Deposit Account is located.”

“‘Arthrex Deposit Account’ means Borrower’s Deposit Account, account number 1360659573, or, if acceptable to Agent, another Deposit Account owned by Borrower and maintained with a bank reasonably acceptable to Agent and, in any case, set up solely for the purpose of receiving the Arthrex Royalty Payment and over which Agent has been granted control pursuant to a Control Agreement.”

“‘Arthrex License Agreement’ means that certain Distributor Agreement and License, dated as of August __, 2013 between Borrower and Arthrex, as distributor, as amended, restated, supplemented or otherwise modified from time to time (provided that, for the avoidance of doubt, any amendment, restatement, supplementation or other modification thereto shall require the consent of the Agent and Lenders pursuant to Section 7.11).”

“‘Arthrex License Documents’ means, collectively, the Arthrex License Agreement and any other license agreements or other documents entered into or delivered in connection with the Arthrex License Agreement.”

“‘Arthrex Royalty Payment’ means any royalty payment paid to Borrower under and pursuant to the Arthrex License Agreement.”

“‘Arthrex Testing Date’ means each date identified as a ‘Testing Date’ on Schedule 6.17 hereto.”

“‘Arthrex Upfront Payment’ means that certain upfront payment to Borrower in the amount of five million and no/100 dollars ($5,000,000) made in accordance with Section 3(c) of the Arthrex License Agreement.”

“‘First Amendment Effective Date’ means August ___, 2013.”

“‘Subsequent Equity Event’ means (a) the closing on and consummation of, at any time after the First Amendment Effective Date but prior to September 1, 2013, an equity securities issuance and sale transaction pursuant to which Borrower shall have completed the authorization, issuance and sale of additional shares of the capital stock of Borrower pursuant to a private placement or public offering (including through the exercise of warrants to purchase capital stock of Borrower), and which such additional shares of capital stock shall not be subject to any mandatory repurchase or redemption provisions or put rights, or any other similar provisions or rights, in favor of any holder thereof that are exercisable at any time before the date which is ninety-one (91) days after the date the Obligations are paid in full or otherwise constitute Indebtedness under the definition set forth herein or be subject to any provisions requiring the mandatory payment of any dividends at any time (not including any dividends payable in equity of the Borrower) and (b) Borrower shall have received net cash proceeds of at least five hundred thousand and no/100 dollars ($500,000) in the aggregate (subject to no clawback, escrow or other terms limiting Borrower’s ability to freely use such proceeds) from such Subsequent Equity Event and shall have deposited such net cash proceeds into a deposit account or securities account subject to a Control Agreement and shall have delivered to Agent evidence reasonably satisfactory to Agent of the occurrence of such Subsequent Equity Event and the deposit of such proceeds; provided that, for the avoidance of doubt, such Subsequent Equity Event shall be in addition to, and separate from, (x) the Initial Equity Event, (y) the Arthrex Upfront Payment and (z) any other payment made under the Arthrex License Agreement.”

(h)    The AMORTIZATION SCHEDULE (FOR EACH CREDIT FACILITY) is hereby deleted in its entirety and replaced with the new AMORTIZATION SCHEDULE attached hereto as Exhibit B.

(i)     The INTELLECTUAL PROPERTY SCHEDULE is hereby deleted in its entirety and replaced with the new INTELLECTUAL PROPERTY SCHEDULE attached hereto as Exhibit C.

(j)     Schedule 6.15 is hereby deleted in its entirety and replaced with the new Schedule 6.15 attached hereto as Exhibit D.

(k)    A new Schedule 6.17 shall be incorporated into the Agreement in form and substance as attached hereto as Exhibit E.

4.     Termination of Credit Facility #2 Commitment. Notwithstanding anything in the Credit Agreement to the contrary, any commitment to lend the Applicable Commitment referred to as “Credit Facility #2” and/or “Tranche 2” in the amount of three million and no/100 dollars ($3,000,000) is hereby terminated and the terms of such “Credit Facility #2” set forth on the Credit Facility Schedule are hereby deleted in their entirety.

5.     No Other Amendments or Consents. Except for the consent and amendments set forth and referred to in Sections 2, 3 and 4 above, the Credit Agreement and the other Financing Documents shall remain unchanged and in full force and effect. Nothing in this Agreement is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of Borrowers’ Obligations or to modify, affect or impair the perfection or continuity of Agent’s security interests in, security titles to or other liens, for the benefit of itself and the Lenders, on any Collateral for the Obligations.

6.     Representations and Warranties. To induce Agent and Lenders to enter into this Agreement, each Borrower does hereby warrant, represent and covenant to Agent and Lenders that (i) each representation or warranty of Borrowers set forth in the Credit Agreement is hereby restated and reaffirmed as true and correct in all material respects on and as of the date hereof as if such representation or warranty were made on and as of the date hereof (except to the extent that any such representation or warranty expressly relates to a prior specific date or period), (ii) no Default or Event of Default has occurred and is continuing as of the date hereof, and (iii) each Borrower has the power and is duly authorized to enter into, deliver and perform this Agreement and this Agreement is the legal, valid and binding obligation of each Borrower enforceable against such Borrower in accordance with its terms.

7.     Condition Precedent to Effectiveness of this Agreement. This Agreement shall become effective as of the date (the “Amendment Effective Date”) upon which Agent shall have received each of the following:

(a)    one or more counterparts of this Agreement duly executed and delivered by Borrowers, Agent and Lenders, in form and substance satisfactory to Agent and Lenders;

(b)    evidence in form and substance satisfactory to Agent that the Arthrex Deposit Account has been opened;

(c)    a fully executed copy of the Arthrex License Agreement in the form attached hereto as Exhibit A, executed and delivered by the parties thereto; and

(d)    evidence in form and substance satisfactory to Agent that Borrower has received the Arthrex Upfront Payment into a Collateral Account.

8.     Release.

(a)    In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender and their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lenders and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Borrower or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the Amendment Effective Date, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Credit Agreement or any of the other Financing Documents or transactions thereunder or related thereto.

(b)    Each Borrower understands, acknowledges and agrees that its release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)    Each Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

9.     Covenant Not To Sue. Each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Borrowers pursuant to 7 above. If any Borrower or any of its successors, assigns or other legal representatives violates the foregoing covenant, Borrowers, for themselves and their successors, assigns and legal representatives, agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

10.   Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.

11.   Severability of Provisions. In case any provision of or obligation under this Agreement shall be invalid, illegal or unenforceable in any applicable jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

12.   Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

13.   GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS.

14.   Entire Agreement. The Credit Agreement and the other Financing Documents as and when modified through this Agreement embody the entire agreement between the parties hereto relating to the subject matter thereof and supersede all prior agreements, representations and understandings, if any, relating to the subject matter thereof.

15.   No Strict Construction, Etc. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Time is of the essence for this Agreement.

16.   Costs and Expenses. Each Borrower absolutely and unconditionally agrees to pay or reimburse upon demand for all reasonable fees, costs and expenses incurred by Agent and the Lenders that are Lenders on the Closing Date in connection with the preparation, negotiation, execution and delivery of this Agreement and any other Financing Documents or other agreements prepared, negotiated, executed or delivered in connection with this Agreement or transactions contemplated hereby.

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year specified at the beginning hereof.

BORROWERS:

CYTOMEDIX, INC.

By:	/s/ Martin P. Rosendale
Name:	Martin P. Rosendale
Title:	CEO

CYTOMEDIX ACQUISITION COMPANY, LLC

By:	Cytomedix, Inc., its Sole Member

By:	/s/ Martin P. Rosendale
Name:	Martin P. Rosendale
Title:	CEO

ALDAGEN, Inc.

By:	/s/ Martin P. Rosendale
Name:	Martin P. Rosendale
Title:	CEO

AGENT AND LENDER:

MIDCAP FUNDING III, LLC

By:	/s/ Josh Groman
Name:	Josh Groman
Title:	Authorized Signatory